Exhibit 99.1

FOR IMMEDIATE RELEASE                                        Contact:                   Sheryl Gibbs
June 29, 2011                                                                                                       Manager, Media Relations
713-753-3775
sheryl.gibbs@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

KBR Announces the Election of Director

HOUSTON – KBR (NYSE: KBR) announced today the election of Linda Z. Cook as a member of the KBR Board.

Cook retired from Royal Dutch Shell, Plc., in 2009, where she served as Executive Director, Shell Gas and Power. Cook held numerous roles of increasing responsibility during her 29-year tenure with the company. She began in oil and gas production working on rig sites, and worked her way up, eventually joining the Royal Dutch Shell board of directors and Executive Committee, leading a global business that operated in over 40 countries and grew to generate multibillion dollar after-tax earnings.

“Linda is a prominent and incredibly qualified executive who I am confident will make an immediate and positive impact to our Board,” said William P. Utt, Chairman, President and CEO of KBR.

Cook currently serves on the Corporate Boards for The Boeing Company and Cargill, Inc., and resides in Texas.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power, industrial, and commercial markets.  For more information, visit www.kbr.com.